UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2015

IMPRIMIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12264 El Camino Real, Suite 350
San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

12264 El Camino Real, Suite 350 San Diego, CA 92130
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)          On January 1, 2015, director August Bassani provided notice to Imprimis Pharmaceuticals, Inc. (the “Company”) of his resignation from the Board of Directors of the Company for personal reasons, effective as of that date. Mr. Bassani’s resignation is not due to any disagreement with the Company.

(d)          Effective on January 1, 2015, the Board of Directors of the Company appointed Richard L. Lindstrom, M.D. to the Company’s Board of Directors, to fill the vacant seat resulting from Mr. Bassani’s resignation. In addition, the Board appointed Dr. Lindstrom as a member of the Audit Committee and Nomination and Corporate Governance Committee of the Board of Directors and as the Chair of the Compensation Committee of the Board of Directors.

Dr. Lindstrom is a founder, director and has been an attending surgeon at Minnesota Eye Consultants P.A., a provider of eye care services, since 1989. He has been at the forefront of ophthalmology's evolutionary changes throughout his career, as a recognized researcher, teacher, inventor, writer, lecturer and highly acclaimed physician and surgeon. He has served as a member of the board of directors of the following public companies: (1) TearLab Corporation (NASDAQ: TEAR) since 2010; (2) Ocular Therapeutix, Inc. (NASDAQ: OCUL) since 2012; and (3) OnPoint Medical Diagnostics which merged with Vertical Health Solutions in 2011 (formerly OTCBB: ONMD) from 2010 to 2013. Dr. Lindstrom has also served as associate director of the Minnesota Lions Eye Bank since 1987 and he is a medical advisor for several medical device and pharmaceutical manufacturers and serves on the boards of several other privately-held life sciences companies. Dr. Lindstrom previously served as president of the International Society of Refractive Surgery from 1993 to 1994, the International Intraocular Implant Society from 2002 to 2004, the International Refractive Surgery Club from 2002 to 2004, and the American Society of Cataract and Refractive Surgery (ASCRS) from 2007 to 2008. Dr. Lindstrom currently serves on the ASCRS Executive Committee and is the Chair of the ASCRS Foundation. From 1980 to 1989, he served as a professor of ophthalmology at the University of Minnesota, where he is currently an adjunct professor emeritus. Dr. Lindstrom is also a Board member of the University of Minnesota Foundation, chairing the Ophthalmology and Visual Neurosciences Division. Dr. Lindstrom holds a B.A. in Pre-Medical Studies, a B.S. in Medicine and an M.D. from the University of Minnesota.

In connection with his appointment as a director, Dr. Lindstrom is eligible to receive cash compensation for his service as a director pursuant to the Company’s established board compensation program for non-employee directors in effect since January 1, 2014, which generally consists of a cash retainer fee of $40,000 per year and is described in more detail in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on August 8, 2014.

Also in connection with his appointment as a director, the Company has entered into an indemnification agreement with Dr. Lindstrom that follows the Company’s standard form of indemnification agreement for its directors and officers. In general, the form of indemnification agreement requires the Company to, among other things, indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the director or officer in connection with any action, suit or proceeding arising out of the director’s or officer’s status or service as such, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the director or officer in connection with any proceeding with respect to which the director or officer may be entitled to indemnification by the Company. The above description is intended to be a summary and is qualified in its entirety by the full text of the form of indemnification agreement, which is filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2007 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

Dated: January 5, 2015	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Vice-President, Accounting and Public Reporting